Exhibit 99.24

FOSTER WHEELER LTD.

Common Stock and Preferred Stock

FORM OF STOCK PURCHASE AGREEMENT

[__________], 2004

TO THE PURCHASERS NAMED IN

SCHEDULE 1 HERETO

Dear Sirs:

FOSTER WHEELER LTD., a Bermuda corporation (the “Company”), proposes to issue and sell that number of shares of its Common Stock (as defined below) and that number of shares of its Preferred Stock (as defined below) as constitute the Remaining Shares (as defined below) to the several purchasers identified on Schedule 1 hereto (the “Purchasers”).

1.             Definitions.  The following terms shall have the following meanings:

“2005 Notes” means the 6 ¾% Notes due November 15, 2005, in a currently outstanding aggregate principal amount of approximately $200,000,000 issued by Foster Wheeler Corporation (as succeeded by Foster Wheeler LLC) pursuant to the 2005 Notes Indenture.

“2005 Notes Indenture” means the Indenture dated as of November 15, 1995, as supplemented by the First Supplemental Indenture dated as of May 25, 2001 and the Second Supplemental Indenture dated as of August 16, 2002, between Foster Wheeler Corporation (as succeeded by Foster Wheeler LLC), the subsidiary co-obligors and guarantors named therein, and Harris Trust and Savings Bank (as succeeded by BNY Midwest Trust Company), as trustee.

“Agreement” means this Stock Purchase Agreement, including the Schedules and each Annex hereto (including any agreements incorporated herein or therein).

“Authorization” means any permits, licenses, consents, exemptions, franchises, authorizations and other approvals.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d–3 and Rule 13d–5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.  The terms “Beneficial Ownership” and “Beneficially Owned” have correlative meanings.

“Business Day” means any day excluding Saturday, Sunday and any day that shall be in the City of New York a legal holiday or a day on which banking institutions are authorized or required by law or other governmental actions to close.

“Closing Date” means the date of consummation of the Exchange Offer, which shall be no later than the 65th calendar day following the commencement of the Exchange Offer unless otherwise agreed by the parties hereto.

“Common Stock” means the Common Shares, par value $1.00 per share, of Foster Wheeler Ltd.

“Company SEC Documents” means all forms, reports, schedules, statements and other documents, including the Form S-4, as supplemented and amended since the time of filing through the date hereof, filed by the Company with the Commission under the Exchange Act or the Securities Act.

“Convertible Notes” means the 6.50% Convertible Subordinated Notes due 2007, in a currently outstanding aggregate principal amount of approximately $210,000,000 issued by Foster Wheeler Ltd. pursuant to the Convertible Notes Indenture.

“Convertible Notes Indenture” means the Indenture dated as of May 31, 2001, as amended by the First Supplemental Indenture dated as of February 20, 2002, among Foster Wheeler Ltd., Foster Wheeler LLC, as guarantor, and BNY Midwest Trust Company, as trustee.

“Environmental Laws” means any foreign, Federal, state or local law or regulation relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder by the Securities and Exchange Commission (the “Commission”).

“Exchange Offer” means (i) the offer by Foster Wheeler Ltd. to holders of the Convertible Notes and Robbins Bonds to exchange Common Stock and/ or Preferred Stock for the Convertible Notes and Robbins Bonds, respectively, (ii) the offer by Foster Wheeler Ltd. to holders of the Trust Securities to exchange cash or Common Stock and/or Preferred Stock for the Trust Securities, and (iii) the offer by Foster Wheeler LLC and Foster Wheeler Ltd. to holders of the 2005 Notes to exchange Common Stock and/ or Preferred Stock and the Rollover Notes for the 2005 Notes, in each case upon terms substantially as set forth in the Form S-4.

“Exit Funding Agreement” means that certain agreement dated as of October 15, 1999 between Foster Wheeler Corporation (as succeeded by Foster Wheeler LLC) and Suntrust Bank, Central Florida, National Association, as trustee, relating to the Robbins Bonds.

“Form S-4” means the Registration Statement on Form S-4 of the Company and Foster Wheeler LLC and certain of their subsidiaries, the Registration Statement on Form S-3 of Foster Wheeler Ltd., including the documents incorporated by reference therein, as declared effective by the Commission on [_____], 2004, as amended by any post effective amendment thereto or supplemented by any prospectus supplement prior to the date hereof and including any Rule 462(b) Registration Statement.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.

“Material Adverse Effect” shall mean any change, event, occurrence, effect, or state of facts that, individually, or aggregated with other such matters, is materially adverse to or otherwise could reasonably be expected to materially adversely affect the business, assets (including intangible assets), properties, condition (financial or otherwise), or results of operations of the Company and Foster Wheeler LLC and their subsidiaries taken as a whole or the ability of the Company to perform its obligations under this Agreement.

“New Notes Indenture” means one or more indentures to be entered into by Foster Wheeler LLC, Foster Wheeler Ltd., Foster Wheeler Holdings Ltd., the subsidiary guarantors named therein and the trustee named therein, relating to the Rollover Notes and the Upsized Notes.

“Offering” means the offer by Foster Wheeler Ltd. to holders of the Convertible Notes and 2005 Notes who participate in the Upsize Notes offering to sell the Remaining Shares upon terms substantially as set forth in the Form S-4.

“Person” means any individual, partnership, corporation, limited liability company, association, trust, joint venture, unincorporated organization, governmental unit or other entity.

“Preferred Stock” means the Series B Voting Convertible Preferred Shares of Foster Wheeler Ltd. to be issued in the Restructuring, which shall be mandatorily convertible into shares of the Common Stock upon the affirmative majority vote of its shareholders.

“Purchase Price” means $______ per share of Common Stock and $______ per share of Preferred Stock.

“Registration Rights Agreement” means the Registration Rights Agreement to be executed on the Closing Date among the Company and the holders listed therein relating to the Common Stock, Preferred Stock, Rollover Notes and Upsized Notes substantially in the form filed as an exhibit to the Form S-4.

“Remaining Shares” means up to 19,467,000 shares of Common Stock and up to 210,000 shares of Preferred Stock, to the extent that such shares are offered by the Company to the holders of the Trust Securities in the Exchange Offer but not accepted by such holders of Trust Securities that participated in the Exchange Offer.

“Restructuring” means the restructuring of the debt and equity capital of the Company and Foster Wheeler LLC substantially as set forth in the Form S-4.

“Robbins Bonds” means the Series 1999C Bonds and Series 1999D Bonds (as such terms are used in the Exit Funding Agreement) in a currently outstanding aggregate principal amount of approximately $113,300,000 supported by the Exit Funding Agreement.

“Rollover Notes” means the 10.5% Senior Secured Notes due 2011, in an aggregate principal amount of up to $150,000,000 to be issued by Foster Wheeler LLC pursuant to the New Notes Indenture.

“Rule 462(b) Registration Statement” means a registration statement pursuant to Rule 462(b) under the Securities Act registering additional shares of Common Stock, Preferred Stock and/ or Rollover Notes.

“Securities” means collectively the 2005 Notes, Convertible Notes, Robbins Bonds and Trust Securities.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder by the Commission.

“Series A Junior Participating Preferred Stock” means the Series A Junior Participating Preferred Shares of Foster Wheeler Ltd, par value $1.00 per share.

“Solicitation Materials” means the Form S-4 and any other solicitation materials filed with the Commission under Rule 425 of the Securities Act relating to the Form S-4 and the Exchange Offer.

“Trust Securities” means the 9.00% Preferred Securities, Series I in a currently outstanding liquidation amount of $175,000,000 issued by FW Capital Trust I and guaranteed by Foster Wheeler Ltd. and Foster Wheeler LLC.

“Upsized Notes” means the 10.5% Senior Secured Notes due 2011, in an aggregate principal amount of approximately $120,000,000 to be issued by Foster Wheeler LLC pursuant to the New Notes Indenture.

“Upsized Notes Registration Rights Agreement” means the Upsized Notes Registration Rights Agreement to be entered into among the Company and the holders as listed therein relating to the Upsized Notes.

2.             Agreements to Sell and Purchase.  On the basis of the representations and warranties contained in this Agreement, and subject to its terms and conditions, the Company agrees to issue and sell, and each Purchaser agrees, severally and not jointly, to purchase from the Company at the Purchase Price the percentage of Remaining Shares set forth opposite the name of such Purchaser on Schedule 1 hereto.

3.             Delivery and Payment.  The Remaining Shares shall be represented by definitive certificates and shall be issued in such authorized denominations and registered in such names as the Purchasers shall request no later than two Business Days prior to the Closing Date.  The Company shall deliver the Remaining Shares, with any transfer taxes thereon duly paid, to the Purchasers through the facilities of The Depository Trust Company, against payment to the

Company of the Purchase Price therefore by wire transfer of Federal or other funds immediately available in New York City.  The certificates representing the Remaining Shares shall be made available for inspection not later than 3:00 P.M., New York City time, on the Business Day prior to the Closing Date, at the offices of King & Spalding LLP located at 1185 Avenue of the Americas, New York, New York.  The time and date of delivery and payment for the Remaining Shares shall be 10:00 A.M., New York City time, on the Closing Date or such other time on the same or such other date as the Purchasers and the Company shall agree in writing.

The documents to be delivered on the Closing Date on behalf of the parties hereto pursuant to Section 6 of this Agreement shall be delivered at the offices of King & Spalding LLP and the Remaining Shares shall be delivered at the office of The Depository Trust Company or its designated custodian, all on the Closing Date.

4.             Agreements of the Company.  Unless this Agreement is terminated in accordance with its terms, the Company agrees with the Purchasers:

(a)           To advise the Purchasers promptly and, if requested by the Purchasers, to confirm such advice in writing, (i) of any request by the Commission for amendments to the Form S-4 or for additional information, (ii) of the issuance by the Commission of any stop order suspending the effectiveness of the Form S-4 or of the suspension of qualification of the Remaining Shares for offering or sale in any jurisdiction, or the initiation of any proceeding for such purposes, (iii) when any amendment to the Form S-4 becomes effective, and (iv) if the Company is required to file a Rule 462(b) Registration Statement after the effectiveness of this Agreement, when the Rule 462(b) Registration Statement has become effective.  If at any time the Commission shall issue any stop order suspending the effectiveness of the Form S-4, the Company will use its best efforts to obtain the withdrawal or lifting of such order at the earliest possible time;

(b)           To not file any post effective amendments to the Form S–4 that changes any terms of the Exchange Offer, the Offering or the Restructuring without the prior consent of each Purchaser, which consent shall not be unreasonably withheld; provided, that any Purchaser that reasonably withholds its consent shall be deemed to no longer be party to this Agreement;

(c)           Prior to any public offering of the Remaining Shares to, (i) cooperate with the Purchasers and counsel for the Purchasers in connection with the registration or qualification of the Remaining Shares for offer and sale by the several Purchasers under the state securities or Blue Sky laws of such jurisdictions as the Purchasers may request, (ii) use it commercially reasonable best efforts to continue such registration or qualification in effect so long as required for distribution of the Remaining Shares, and (iii) file such consents to service of process or other documents as may be necessary in order to effect such registration or qualification; provided, however, that the Company shall not be required in connection therewith to qualify as a foreign corporation in any jurisdiction in which it is not now so qualified or to take any action that would subject it to general consent to service of process or taxation other than as to matters and transactions relating to the Form S-4, or the offering or sale of the Remaining Shares, in any jurisdiction in which it is not now so subject;

(d)           To use its commercially reasonable best efforts to list the Common Stock on the New York Stock Exchange or the NASDAQ Stock Market as promptly as practicable; provided that the Company shall not be obligated to apply for such listing until such time as it reasonably believes it meets the applicable listing criteria;

(e)           Whether or not the transactions contemplated in this Agreement are consummated or this Agreement is terminated, to pay or cause to be paid all expenses incident to the performance of its obligations under this Agreement, including:  (i) the fees, disbursements and expenses of its counsel and its accountants in connection with the registration and delivery of the Remaining Shares under the Securities Act and all other fees and expenses in connection with the preparation, printing, filing and distribution of the Form S-4 (including financial statements and exhibits) and all amendments and supplements to any of the foregoing, (ii) all costs and expenses related to the transfer and delivery of the Remaining Shares to the Purchasers, including any transfer or other taxes payable thereon, (iii) all costs of printing or producing this Agreement and any other agreements or documents in connection with the purchase, sale or delivery of the Remaining Shares, (iv) all expenses in connection with the registration or qualification of the Remaining Shares for offer and sale under the securities or Blue Sky laws of the several states and all costs of printing or producing any Preliminary and Supplemental Blue Sky Memoranda in connection therewith, (v) all fees and expenses in connection with the preparation and filing of the registration statement on Form 8-A relating to the Preferred Stock and all costs and expenses incident to the listing of the Remaining Shares on the NASDAQ Stock Market or the New York Stock Exchange, if applicable, (vi) the cost of printing certificates representing the Remaining Shares, (vii) the costs and charges of any transfer agent, registrar and/or depositary, and (viii) all other costs and expenses incident to the performance of the obligations of the Company hereunder for which provision is not otherwise made in this Section;

(f)            To use its commercially reasonable best efforts to do and perform all things required or necessary to be done and performed under this Agreement by the Company prior to the Closing Date, and to satisfy all conditions precedent to the delivery of the Remaining Shares;

(g)           If the Form S-4 at the time of the effectiveness of this Agreement does not cover all of the Remaining Shares, to file a Rule 462(b) Registration Statement with the Commission registering the Remaining Shares not so covered in compliance with Rule 462(b) as promptly as practicable, and in any event prior to the expiration of the Exchange Offer, and to pay to the Commission the filing fee for such Rule 462(b) Registration Statement at the time of the filing thereof or to give irrevocable instructions for the payment of such fee pursuant to Rule 111(b) under the Securities Act; and

(h)           That it shall provide notice to the Purchasers of any breach of this Agreement and seek to cure the same, in each case as promptly as practicable.

5.             Representations and Warranties of the Company.

(a)           Each of the signatories to this Agreement represents and warrants to the other signatories to this Agreement that:

(i)                                     If an entity, it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate, partnership or other power and authority to enter into this

Agreement and to carry out the transactions contemplated by, and perform its respective obligations under, this Agreement;

(ii)                                  The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate, partnership or other action on its part;

(iii)                               The execution, delivery and performance by it of this Agreement do not and shall not (A) violate any provision of law, rule or regulation applicable to it or any of its affiliates; (B) violate any provision of its certificate of incorporation or bylaws or other organizational documents or those of any of its material subsidiaries (including, with respect to the Company, any statutory or other restrictions on takeovers); (C) conflict with, result in the breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligations to which it or any of its affiliates is a party or under its certificate of incorporation, bylaws or other governing instruments; or (D) with respect to the Company, accelerate or result in an obligation to make payments, forgive any indebtedness for borrowed money or otherwise contribute money under any of its benefit plans or other material contractual obligations including any change of control that may be caused by the Restructuring, except in the cases of clauses (A), (C) and (D) which would not have and would not be expected to have a Material Adverse Effect;

(iv)                              The execution, delivery and performance by it of this Agreement do not and shall not require any registration or filing with, the consent or approval of, notice to, or any other action with respect to, any Federal, state or other governmental authority or regulatory body, except for (A) the registration under the Securities Act of the shares of the Common Stock and/ or Preferred Stock to be issued in the Exchange Offer and the Offering and such consents, approvals, authorizations, registrations or qualifications as may be required under the state securities or Blue Sky laws in connection with the issuance of those securities, and (B) such other filings, including under Bermuda law, as may be necessary in connection with the consummation of the Exchange Offer and the Offering in accordance with the terms of the Restructuring;

(v)                                 Assuming the due execution and delivery of this Agreement by each of the other parties hereto, this Agreement is the legally valid and binding obligation of it, enforceable against it in accordance with its terms (except insofar as indemnification for liability under securities and similar laws may be unenforceable as against public policy); and

(vi)                              It has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement.

(b)           The Company further represents and warrants to each Purchaser that:

(i)                                     The Form S-4 has become effective (other than any Rule 462(b) Registration Statement to be filed by the Company after the effectiveness of this Agreement).  Any Rule 462(b) Registration Statement filed after the effectiveness of this Agreement will become effective no later than the date of expiration of the Exchange Offer.  No stop order suspending the effectiveness of the Form S-4 is in effect and no proceedings for such purpose are pending before or threatened by the Commission;

(ii)                                  Neither the Company nor any of its subsidiaries has violated any Environmental Laws, any provisions of the Employee Retirement Income Security Act of 1974, as amended, or any provisions of the Foreign Corrupt Practices Act of 1977, as amended, or the rules and regulations promulgated thereunder, except for such violations which, singly or in the aggregate, would not have a Material Adverse Effect, in each case that has not been disclosed in the Company SEC Documents;

(iii)                               Each of the Company and its subsidiaries has such Authorization of, and has made all filings with and notices to, all governmental or regulatory authorities and self-regulatory organizations and all courts and other tribunals as are necessary to own, lease, license and operate its respective properties and to conduct its business, except where the failure to have any such Authorization or to make any such filing or notice would not, singly or in the aggregate, have a Material Adverse Effect, in each case that has not been disclosed in the Company SEC Documents.  Each of the Company and its subsidiaries is in compliance with all the terms and conditions of each such Authorization and with the rules and regulations of the authorities and governing bodies having jurisdiction with respect thereto, except where the failure to be in compliance would not have and would not be expected to have a Material Adverse Effect;

(iv)                              There are no costs or liabilities associated with Environmental Laws (including, without limitation, any capital or operating expenditures required for clean–up, closure of properties or compliance with Environmental Laws or any Authorization, or any related constraints on operating activities) which would, singly or in the aggregate, have a Material Adverse Effect, in each case that has not been disclosed in the Company SEC Documents;

(v)                                 PriceWaterhouseCoopers LLP are independent public accountants with respect to the Company and its subsidiaries as required by the Securities Act;

(vi)                              The Company is not and, after giving effect to the offering and sale of the Remaining Shares and the application of the proceeds thereof as described in the Form S–4, will not be, an “investment company” as such term is defined in the Investment Company Act of 1940, as amended;

(vii)                           There are no contracts, agreements or understandings between the Company and any person granting such person the right to require the Company to file a registration statement under the Securities Act with respect to any securities of the Company or to require the Company to include such securities with the Remaining Shares registered pursuant to the Form S-4 (except for the Registration Rights Agreement and the Upsized Notes Registration Rights Agreement to be entered into on the Closing Date);

(viii)                        There are no actions, suits, claims, proceedings or, to the Company’s knowledge, investigations pending or, to its knowledge, threatened against it or any of its direct or indirect subsidiaries or any of its current or former directors or officers that would give rise to a Material Adverse Effect, in each case that has not been disclosed in the Company SEC Documents or disclosed in writing to the Purchasers prior to the date hereof;

(ix)                                Since December 26, 2003, the Company has filed with the Commission any required Company SEC Documents.  The Solicitation Materials, including any financial statements or schedules included in the Solicitation Materials, at the time filed (and, in the case of registration statements, on the dates of effectiveness and the dates of mailing, respectively, and, in the case of any Solicitation Materials amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing) (a) taken as a whole did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be.  The financial statements of the Company included in the Solicitation Materials at the time filed (and, in the case of registration statements, on the dates of effectiveness and the dates of mailing, respectively, and, in the case of any Solicitation Materials amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing) were prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q or Regulation S-X of the Commission), and fairly present in all material respects (subject, in the case of unaudited statements, to normal, recurring audit adjustments) the consolidated financial position of the Company and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.  If the Company is required to file a Rule 462(b) Registration Statement after the effectiveness of this Agreement, such Rule 462(b) Registration Statement and any amendments thereto, when they become effective (A) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and (B) will comply in all material respects with the Securities Act;

(x)                                   Except (i) as and to the extent disclosed in the Solicitation Materials, or (ii) as arise in connection with or as a result of the transactions contemplated by this Agreement or are related to the performance by the Company of any of its obligations under this Agreement, the Company does not have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

(xi)                                There has not occurred or become known to the Company any event, development or circumstance since [_____], 20041 that (i) has caused or could reasonably be expected to cause a Material Adverse Effect, or (ii) has or could reasonably be expected to have a material adverse effect on the Exchange Offer, in each case that has not been disclosed in the Solicitation Materials or disclosed in writing to the Purchasers prior to the date hereof;

(xii)                             (A)  The Company has the authorized capitalization as set forth in the Form S-4 and following the consummation of the Exchange Offer and the Offering and giving effect to the assumptions stated therein, the capitalization of the Company will be substantially as set forth in the Form S–4 under the heading “Capitalization” in the column entitled “As Adjusted for the Exchange Offer and the Offering”; (B) all the outstanding shares of capital stock or other equity interests of the Company and each subsidiary of the Company have been duly and validly authorized and issued, are fully paid and non-assessable (except, in the case of any foreign subsidiary, for directors’ qualifying shares and except as otherwise described in the Form S-4) and in the case of each subsidiary are owned directly or indirectly by the Company, free and clear of any lien, charge, encumbrance, security interest, restriction on voting or transfer or any other claim of any third party; (C) except as disclosed in the Solicitation Materials, there are no outstanding options with respect to the Company other than those issued after December 26, 2003 as set forth on Schedule 2 hereto; (D) the Common Stock and Preferred Stock to be issued pursuant to the Exchange Offer have been duly authorized (and, assuming the shareholders vote to increase the share capital to allow conversion, upon conversion, the common stock into which the Preferred Stock will be convertible), and when issued pursuant

1   The date of effectiveness of the Form S-4.

to the Exchange Offer, will be validly issued, fully paid and non-assessable, and such issuance will not be subject to any preemptive or similar rights;

(xiii)                          All contributions and other payments required to be made by the Company to any benefit plans with respect to any period ending before or at or including the date hereof have been made; all liabilities for benefit plans as of December 26, 2003 have been or will be properly reflected in the Form S-4 in accordance with generally accepted accounting principles;

(xiv)                         All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by the Company directly with the Purchasers without the intervention of any person on behalf of the Company in such manner as to give rise to any valid claim by any person against the Purchasers, the Company or any subsidiary for a finder’s fee, brokerage commission or similar payment (other than Rothschild Inc. and Saybrook Restructuring Advisors, LLC for whose fees, commissions and similar payments, the Company has assumed all liability subject to the terms of the engagement letter of each);

(xv)                            All material facts relating to the business or condition of the Company have been disclosed to the Purchasers prior to the date hereof in connection with this Agreement; provided, that no representation or warranty is made with respect to any projections or forecasts provided to the Purchasers other than that they were prepared in good faith on the basis of reasonable assumptions; and no representation, warranty or statement contained in this Agreement and in the Solicitation Materials taken as a whole contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading;

(xvi)                         All necessary actions, if any, by the Company’s board of directors to authorize any amendments required to be made to the Company’s organizational documents on the execution of any reverse stock split of the Company’s Common Stock have been duly taken other than convening a shareholder meeting at which the adoption of such measures is recommended;

(xvii)                      There is no Series A Junior Participating Preferred Stock issued and outstanding as of the date hereof and, to the Company’s knowledge based on information provided by the parties hereto, the transactions contemplated hereby shall not confer upon holders of the Common Stock or Preferred Stock the right to purchase any interest in any Series A Junior Participating Preferred Stock;

(xviii)                   (A) The affirmative vote of a majority of the votes cast by holders of the Preferred Stock and Common Stock, voting together as a single class at a duly called and quorate meeting of such shareholders is the only shareholder vote required to increase the authorized capital of the Company; and (B)(i) the affirmative vote of a majority of the votes cast by holders of the Common Stock and (ii) the sanction of a resolution passed by a majority in number equal to three-fourths of the votes cast by holders of the Common Stock at duly called and quorate meetings of such shareholders are the only shareholder approvals required to effect a reverse split of its common stock on a proportionate one-for-four basis on such basis as is permitted by Bermuda law;

(xix)                           The shares of the Common Stock and Preferred Stock to be issued and sold by the Company to the Purchasers hereunder have been duly and validly authorized and, when issued and delivered against payment therefor in accordance with this Agreement, will be duly and validly issued, fully paid and non-assessable; and the Common Stock and Preferred Stock will conform to the description thereof contained in the Form S-4.  Upon payment for and delivery of the Common Stock and Preferred Stock pursuant to this Agreement, the Purchasers will acquire good and valid title to such Common Stock and Preferred Stock, free and clear of all liens, encumbrances, equities, preemptive rights, subscription rights, other rights to purchase, voting or transfer restrictions and other claims;

(xx)                              The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a–14 under the Exchange Act), which (i) are designed to ensure that material information relating to the Company, including its consolidated subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared; (ii) provide for the periodic evaluation of the effectiveness of such disclosure controls and procedures as of the end of the period covered by the Company’s most recent annual or quarterly report filed with the Commission; and (iii) are effective in all material respects to perform the functions for which they were established;

(xxi)                           Since the date of the Company’s most recent audited consolidated financial statements, there has not been (1) any significant deficiency in the design or operation of internal controls of the Company which could adversely affect the Company’s ability to record, process, summarize, and report financial data, (2) any material weakness in internal controls or (3) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls, in each case, except as has been disclosed in the Company SEC Documents;

(xxii)                        Except as described in the Form S-4, there are no material off-balance sheet transactions, arrangements, obligations (including contingent obligations), or any other relationships with unconsolidated entities or other persons, that may have a Material Adverse Effect;

(xxiii)                     Neither the Company nor any of its “significant subsidiaries” (as such term is defined in Regulation S-X of the Securities Act) is in violation of any term or provision of its certificate of incorporation or bylaws or other organizational documents, in each case as amended to the date hereof;

(xxiv)                    Each of the Company and its subsidiaries has, as of the date hereof, good and marketable title in fee simple to all real property and good and marketable title to all personal property owned by it, in each case free and clear of all liens, encumbrances and defects except Permitted Liens (as defined in the New Notes Indenture), except where the failure to have such title would not have or be reasonably expected to have a Material Adverse Effect, and any real property and buildings held under lease by the Company and its subsidiaries are, as of the date hereof, held by them under valid, subsisting and enforceable leases with such exceptions as do not interfere with the use made of such real property and buildings by the Company and its subsidiaries in any manner that could be reasonably expected to have a Material Adverse Effect;

(xxv)                       Each of the Company and its subsidiaries maintains insurance covering their properties, operations, personnel and businesses, and such insurance insures against such losses and risks as are adequate in accordance with customary industry practice in the opinion of the Company to protect the Company and its subsidiaries and their businesses, except where the failure to maintain such insurance would not have and would not be reasonably expected to have a Material Adverse Effect, and all such insurance is outstanding and duly in force on the date hereof;

(xxvi)                    Each of the Company and its subsidiaries, as of the date hereof, owns or possesses adequate patent rights or licenses or other rights to use patent rights, inventions, trademarks, service marks, trade names and copyrights necessary to conduct the general business now operated by it and neither the Company nor any of its subsidiaries has received any written notice of infringement of or conflict with asserted rights of others with respect to any patent, patent rights, inventions, trademarks, service marks, trade names or copyrights which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, in each case that has not been disclosed in the Company SEC Documents;

(xxvii)                 Neither the Company nor any of its subsidiaries has violated any Federal, state, local or foreign law relating to discrimination in employment nor any applicable wage or hour laws, nor has the Company or any of its subsidiaries engaged in any unfair labor practice, which in each case would reasonably be expected to result, singly or in the aggregate, in a Material Adverse Effect, in each case that has not been disclosed in the Company SEC Documents;

(xxviii)              Each of the Company and its subsidiaries has timely filed all Federal, state, local and foreign income and other tax returns and notices required to be filed by applicable law, except where the failure to file such tax returns would not reasonably be expected to have a Material Adverse Effect, in each case that has not been disclosed in the Company SEC Documents, and all such tax returns were in all material respects true, correct and complete.  The amounts currently set up as provisions for taxes or otherwise by the Company and its subsidiaries on their books and records are in accordance with GAAP; and

(xxix)                      Neither the Company nor any of its subsidiaries, nor any director, officer, agent, employee or, to the knowledge of the Company, any other person associated with or acting on behalf of the Company or any of its subsidiaries, has used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment, except as would not have and would not be expected to have a Material Adverse Effect.

6.             Conditions of Purchasers’ Obligations.  The several obligations of the Purchasers to purchase the Remaining Shares under this Agreement are subject to the satisfaction of each of the following conditions:

(a)           All the representations and warranties of the Company contained in this Agreement shall be true and correct on the Closing Date with the same force and effect as if made on and as of the Closing Date;

(b)           If the Company is required to file a Rule 462(b) Registration Statement after the effectiveness of this Agreement, such Rule 462(b) Registration Statement shall have become effective prior to the date of expiration of the Exchange Offer.  No stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been commenced or shall be pending before or contemplated by the Commission;

(c)           Delivery by the Company on the Closing Date of a usual and customary certificate dated the Closing Date, signed by a responsible officer of the Company, which states that all representations and warranties made by the Company contained in this Agreement are true and correct in all material respects as of such date in all material respects and that the Company has complied with all of the agreements and satisfied all of the conditions herein contained and required to be complied with or satisfied by the Company on or prior to the Closing Date;

(d)           There shall not have occurred or become known to the Purchasers any event, development or circumstance since December 26, 2003 that (i) has caused or could reasonably be expected to cause a Material Adverse Effect, or (ii) has or could reasonably be expected to have a material adverse effect on the Exchange Offer that has not been disclosed in the Form S-4 as filed with the Commission prior to the date hereof or in the Company’s 34 Act Reports filed prior to the date hereof or disclosed in writing to the Purchasers prior to the date hereof;

(e)           The Purchasers shall have received on the Closing Date opinions in connection with the consummation of the Exchange Offer in the forms attached as Annexes A–1 through A–    hereto;

(f)            The Company shall have paid any outstanding invoices for fees and expenses incurred by Saybrook Restructuring Advisors, LLC and Milbank, Tweed, Hadley & McCloy LLP, with respect to which invoices have been delivered to the Company on or before [the date of expiration of the Exchange Offer];

(g)           The Company shall not have failed on or prior to the Closing Date to perform or comply in all material respects with any of the agreements herein contained and required to be performed or complied with by the Company on or prior to the Closing Date; and

(h)           The Company shall have entered into the Registration Rights Agreement if requested by any Purchaser that will be the Beneficial Owner of over 5% of the Company’s Common Shares on an as converted basis immediately following consummation of the Exchange Offer and the Offering on the Closing Date.

 7.            Termination of Agreement.  This Agreement may be terminated at any time on or prior to the Closing Date by any Purchaser by written notice to the Company if any of the following has occurred:

(i)            Upon the 65th calendar day following the commencement of the Exchange Offer, if the Exchange Offer has not been consummated by such 65th calendar day;

(ii)           The suspension or material limitation of trading in securities or other instruments on the New York Stock Exchange, the American Stock Exchange or the NASDAQ Stock Market or any setting of minimum prices for trading on such exchange or the NASDAQ Stock Market;

(iii)          The suspension of trading of any securities of the Company in the over-the-counter market;

(iv)          The enactment, publication, decree or other promulgation of any Federal or state statute, regulation, rule or order of any court or other governmental authority which is reasonably expected to cause a Material Adverse Effect;

(v)           The declaration of a banking moratorium by either Federal or New York State authorities;

(vi)          The filing of any voluntary or involuntary bankruptcy or other insolvency case or proceeding involving the Company;

(vii)         Receipt of written notice from the Purchasers representing a majority in principal amount of the Securities terminating this Agreement due to Foster Wheeler LLC’s continuing failure to pay, for three Business Days after written notice of such failure has been received by the Company, as required, the fees and expenses incurred by Saybrook Restructuring Advisors, LLC or Milbank, Tweed, Hadley & McCloy LLP, within the periods set forth in the relevant agreements between Foster Wheeler LLC and such parties executed in anticipation of the Restructuring;

(viii)        The commencement of a proceeding by any court or regulatory authority having jurisdiction over the Company seeking to enjoin, restrict, modify or prohibit the Exchange Offer;

(ix)           The Company or any Purchaser becoming aware of a determination by a governmental agency that the securities to be issued pursuant to the Form S-4 will not be freely tradable (other than with respect to any particular holder, due to such holder’s status as an affiliate of the Company or Foster Wheeler LLC, as such term is used in Rule 144 under the Securities Act); or

(x)            The failure by the Company to consummate the Exchange Offer on terms substantially as set forth in the Form S-4.

If on the Closing Date any Purchaser or Purchasers shall fail or refuse to purchase Remaining Shares and arrangements satisfactory to the Purchasers and the Company for purchase of such Remaining Shares are not made within 48 hours after such default, this Agreement will terminate without liability on the part of any non–defaulting Purchaser and the Company.  In any such case which does not result in termination of this Agreement, either the Purchasers or the Company shall have the right to postpone the Closing Date, but in no event for longer than seven days, in order that the required changes, if any, in the Form S-4 or any other documents or arrangements may be effected.  Any action taken under this paragraph shall not relieve any defaulting Purchaser from liability in respect of any default of any such Purchaser under this Agreement.

If for any reason the Remaining Shares are not delivered by or on behalf of the Company as provided herein (other than as a result of any termination of this Agreement pursuant to Section 8), the Company agrees to reimburse the several Purchasers for all out–of–pocket expenses (including the fees and disbursements of counsel) incurred by them.  Notwithstanding any termination of this Agreement, the Company shall be liable for all expenses which it has agreed to pay pursuant to Section 4(e) hereof.  The Company also agrees to reimburse the several Purchasers, their directors and officers and any persons controlling any of the Purchasers for any and all fees and expenses (including, without limitation, the fees disbursements of counsel) incurred by them in connection with enforcing their rights hereunder (including, without limitation, pursuant to Section 6 hereof).

8.             Confidentiality.

(a)           This Agreement and the terms and conditions contained herein shall not be disclosed by the Company to any person or entity without the prior written consent of each Purchaser, such consent not to be unreasonably withheld; provided, that (i) the Company may issue a press release in form and substance reasonably satisfactory to the Purchasers describing the terms of this Agreement and (ii) the Company may discuss the terms of this Agreement generally in the Form S–4 and may disclose the aggregate percentage of the Remaining Shares to be purchased and file a form of this Agreement without the schedules attached (unless requested to be disclosed by the Commission) as an exhibit to the Form S–4 in each case without disclosing the amount of Remaining Shares to be purchased by each Purchaser.

(b)           The Company acknowledges that the Purchasers and their affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which the Company may have conflicting interests regarding the transactions described herein.  The Purchasers shall not use confidential information obtained from the Company by virtue of the transactions contemplated by this Agreement or their other relationships with the Company in connection with the performance by the Purchasers of services for other companies, and the Purchasers will not furnish any such information to other companies.  The Company also acknowledges that the Purchasers have no obligation to use in connection with the transactions contemplated by this Agreement, or to furnish to the Company, confidential information obtained from other companies.

9.             Indemnification.

(a)           The Company shall indemnify each Purchaser and each of their respective affiliates and each of their respective officers, directors, partners, trustees, employees, shareholders, advisors and agents (each an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, to which the Indemnitee may become subject arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby or, the performance by the parties hereto of their respective obligations hereunder, (ii) the Restructuring, (iii) any untrue statement or alleged untrue statement of a material fact contained in the Form S-4 (or any amendment thereto), or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, (iv) any actual claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee, (y) constitute a loss by a Purchaser in the value of its investment in the Companies or (z) in the case of paragraph (iii) above, are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information relating to any Purchaser furnished in writing to the Company by such Purchaser.  Promptly after receipt by an Indemnitee of notice of any complaint or the commencement of any action or proceeding with respect to which indemnification is being sought hereunder, such Indemnitee will notify the Company in writing of such complaint or of the commencement of such action or proceeding, but failure so to notify the Company will not relieve the Company from any liability which the

Company may have hereunder or otherwise, except to the extent that such failure materially prejudices the Company’s rights.  If the Company so elects or is requested by such Indemnitee, the Company will assume the defense of such action or proceeding, including the employment of counsel reasonably satisfactory to such Indemnitee and the payment of the reasonable fees and disbursements of such counsel, and in such event such Indemnitee will cooperate in connection therewith as reasonably requested by the Company (subject to the reasonable expenses of such Indemnitee being reimbursed by the Company as provided above).  In the event, however, such Indemnitee reasonably determines, upon the advice of counsel, that having common counsel with the Company would present such counsel with a conflict of interest or if the Company fails to assume the defense of the action or proceeding in a timely manner, then such Indemnitee may employ separate counsel to represent or defend it in any such action or proceeding and the Company will pay the reasonable fees and disbursements of one such separate counsel for the Indemnitees; provided, that where the parties to any action or proceeding include more than one Indemnitee and any Indemnitee shall have been advised by counsel that there may be one or more legal defenses available to such Indemnitee which are different from or additional to those available to each other Indemnitee, the Company shall be obligated to pay the reasonable fees and expenses of each Indemnitee’s separate counsel. In any action or proceeding the defense of which the Company assumes, any Indemnitee will have the right to participate in such litigation and to retain its own counsel at such Indemnitee’s own expense.

(b)           To the extent the indemnification provided for in this Section 9 is unavailable to an Indemnitee or insufficient in respect of any losses, claims, damages, liabilities or judgments referred to therein, then the Company, in lieu of indemnifying such Indemnitee, shall contribute to the amount paid or payable by such Indemnitee as a result of such losses, claims, damages, liabilities and judgments (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Purchasers on the other hand or (ii) if the allocation provided by clause 9(b)(i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause 9(b)(i) above but also the relative fault of the Company on the one hand and the Purchasers on the other hand in connection with the statements or omissions which resulted in such losses, claims, damages, liabilities or judgments, as well as any other relevant equitable considerations.  The relative fault of the Company on the one hand and the Purchasers on the other hand shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or the Purchasers and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

The Company and the Purchasers agree that it would not be just and equitable if contribution pursuant to this Section 9(b) were determined by pro rata allocation (even if the Purchasers were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph.  The amount paid or payable by an Indemnitee as a result of the losses, claims, damages, liabilities or judgments referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses incurred by such indemnified party in connection with investigating or defending any matter, including any action, that could have given rise to such losses, claims, damages, liabilities or judgments.  Notwithstanding the provisions of this Section 10, no Purchaser shall be required to contribute any amount in excess of the amount by which the total price at which the Remaining Shares purchased by it exceeds the amount of any damages which such Purchaser has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission.  No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.  The Purchasers’ obligations to contribute pursuant to this Section 9(b) are several in proportion to the respective number of Remaining Shares purchased by each of the Purchasers hereunder and not joint.

(c)           The remedies provided for in this Section 9 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity.

10.          Survival.  The provisions of Sections 5, 8, 9, 10, 17, 18 and 19 shall remain operative and in full force and effect, and will survive delivery of and payment for the Remaining Shares, regardless of (i) any investigation, or statement as to the results thereof, made by or on behalf of any Purchaser, the officers or directors of any Purchaser, any person controlling any Purchaser, the Company, the officers or directors of the Company or any person controlling the Company, (ii) acceptance of the Remaining Shares and payment for them hereunder, and (iii) expiration or termination of any provision hereunder or this Agreement (including any extensions).

11.          Amendments and Modifications.  Except as otherwise expressly provided in this Agreement, this Agreement shall not be amended, modified or supplemented, except in writing signed by the Company and each Purchaser.

12.          No Waiver.  Each of the signatories to this Agreement expressly acknowledges and agrees that, except as expressly provided in this Agreement, nothing in this Agreement is intended to, nor does, in any manner waive, limit, impair or restrict the ability of any party to this Agreement to protect and preserve all of its rights, remedies and interests, including, without limitation, with respect to its ownership of claims against or equity securities of the Company or any of its subsidiaries.

13.          Further Assurances.  Each of the signatories to this Agreement hereby further covenants and agrees to cooperate in good faith to execute and deliver all further documents and agreements and take all further action that may be commercially reasonably necessary or desirable in order to enforce and effectively implement the terms and conditions of this Agreement.

14.          Complete Agreement.  This Agreement constitutes the complete agreement between the signatories to this Agreement with respect to the subject matter hereof and supersedes all prior and contemporaneous negotiations, agreements and understandings with respect to the subject matter hereof (other than (i) any confidentiality agreements entered into by the Purchasers and the Company, and (ii) the Lock-Up Agreement dated as of [_____], 2004 among the Company, Foster Wheeler LLC and the security holders named therein).  The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the signatories to this Agreement.

15.          Notices.  All notices, requests, demands, claims and other communications hereunder shall be in writing and shall be (a) transmitted by hand delivery, or (b) mailed by first class, registered or certified mail, postage prepaid, or (c) transmitted by overnight courier, or (d) transmitted by telecopy, and in each case, if to the Company, at the address set forth below:

Foster Wheeler Ltd.

c/o Foster Wheeler Inc.

Perryville Corporate Park

Clinton, New Jersey 08809-4000

Telephone:  (908) 730-4000

Fax:  (908) 730-5300

Attention:  Raymond J. Milchovich

with a copy to:

King & Spalding LLP

1185 Avenue of the Americas

New York, New York 10036-4003

Telephone:  (212) 556-2100

Fax:  (212) 556-2222

Attention:  Lawrence A. Larose

if to a Purchaser, to the address set forth on the signature pages to this Agreement, with a copy to the Purchasers’ counsel:

Milbank, Tweed, Hadley & McCloy LLP

1 Chase Manhattan Plaza
New York, New York  10005-1413

Telephone:  (212) 530-5000

Fax:  (212) 530-5219

Attention:  Dennis F. Dunne

Notices mailed or transmitted in accordance with the foregoing shall be deemed to have been given upon receipt.

16.          Governing Law.  This Agreement shall be governed in all respects by the laws of the State of New York.

17.          Jurisdiction.  By its execution and delivery of this Agreement, each of the signatories to this Agreement irrevocably and unconditionally agrees that any legal action, suit or proceeding against it with respect to any matter under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, shall be brought in State of New York.

18.          Consent to Service of Process.  Each of the signatories to this Agreement irrevocably consents to service of process by mail at the address listed in Section 15.  Each of the signatories to this Agreement agrees that its submission to jurisdiction and consent to service of process by mail is made for the express benefit of each of the other signatories to this Agreement.

19.          Waiver of Jury Trial.  Each of the signatories to this Agreement hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

20.          Headings.  The headings of the sections, paragraphs and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof.

21.          Successors and Assigns.  This Agreement is intended to bind and inure to the benefit of the signatories to this Agreement and their respective successors, permitted assigns, heirs, executors, administrators and representatives.  The agreements, representations and obligations of the Purchasers under this Agreement are, in all respects, several and not joint.

22.          Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page by facsimile shall be effective as delivery of a manually executed counterpart.  Any Purchaser may become a party to this Agreement on or after the date of this Agreement by executing a signature page to this Agreement.

23.          No Third-Party Beneficiaries.  Unless expressly stated in this Agreement, this Agreement shall be solely for the benefit of the signatories to this Agreement, and no other person or entity shall be a third-party beneficiary hereof.

24.          Severability.  If one or more provisions of this Agreement are held to be unenforceable under the applicable law, such provision shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

[signature pages to follow]

                Please confirm that the foregoing correctly sets forth the agreement between the Company and the several Purchasers.

Very truly yours,

FOSTER WHEELER LTD.

By:
Title:

PURCHASER:

By:
Name:
Title:

Address:

Tel:
Fax:

SCHEDULE 1

Name of Purchaser	Percentage of Remaining Shares
	Common	Preferred

Total:

SCHEDULE 2

Outstanding Options

ANNEX A-1

Opinions

[TO COME]